Exhibit 23.5

DeGolyer and MacNaughton

5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244

December 21, 2021

Petróleo Brasileiro S.A.—Petrobras

Av. República do Chile, 65

Rio de Janeiro, RJ 20031-912

Brazil

Petrobras Global Finance B.V.

Weena 762, 9th floor, Room A, 3014 DA

Rotterdam, the Netherlands

Ladies and Gentlemen:

          We hereby consent to the references to DeGolyer and MacNaughton as set forth in the Registration Statements on Form F-3, filed on the date hereof by Petróleo Brasileiro S.A.—Petrobras and Petrobras Global Finance B.V., under the heading “Experts,” and to the incorporation by reference of our report of third party dated February 5, 2021, contained in “Exhibit 99.1” to, and the other references to our firm included in, the Annual Report on Form 20-F of Petróleo Brasileiro S.A.—Petrobras for the year ended December 31, 2020.

Very truly yours,

/s/ DeGolyer and MacNaughton
DeGOLYER and MaCNaughton
Texas Registered Engineering Firm F-716